Exhibit 99.11

Sections 102, 145, 172 and 174 of the Delaware General Corporation Law

102. Contents of certificate of incorporation.

(a) The certificate of incorporation shall set forth:

(1) The name of the corporation, which (i) shall contain 1 of the words “association,” “company,” “corporation,” “club,” “foundation,” “fund,” “incorporated,” “institute,” “society,” “union,” “syndicate,” or “limited,” (or abbreviations thereof, with or without punctuation), or words (or abbreviations thereof, with or without punctuation) of like import of foreign countries or jurisdictions (provided they are written in roman characters or letters); provided, however, that the Division of Corporations in the Department of State may waive such requirement (unless it determines that such name is, or might otherwise appear to be, that of a natural person) if such corporation executes, acknowledges and files with the Secretary of State in accordance with §103 of this title a certificate stating that its total assets, as defined in subsection (i) of §503 of this title, are not less than $10,000,000, (ii) shall be such as to distinguish it upon the records in the office of the Division of Corporations in the Department of State from the names on such records of other corporations, partnerships, limited partnerships, limited liability companies or statutory trusts organized, reserved or registered as a foreign corporation, partnership, limited partnership, limited liability company or statutory trust under the laws of this State, except with the written consent of such other foreign corporation or domestic or foreign partnership, limited partnership, limited liability company or statutory trust executed, acknowledged and filed with the Secretary of State in accordance with §103 of this title and (iii) shall not contain the word “bank,” or any variation thereof, except for the name of a bank reporting to and under the supervision of the State Bank Commissioner of this State or a subsidiary of a bank or savings association (as those terms are defined in the Federal Deposit Insurance Act, as amended, at 12 U.S.C. §1813), or a corporation regulated under the Bank Holding Company Act of 1956, as amended, 12 U.S.C. §1841 et seq., or the Home Owners’ Loan Act, as amended, 12 U.S.C. §1461 et seq.; provided, however, that this section shall not be construed to prevent the use of the word “bank,” or any variation thereof, in a context clearly not purporting to refer to a banking business or otherwise likely to mislead the public about the nature of the business of the corporation or to lead to a pattern and practice of abuse that might cause harm to the interests of the public or the State as determined by the Division of Corporations in the Department of State;

(2) The address (which shall include the street, number, city and county) of the corporation’s registered office in this State, and the name of its registered agent at such address;

(3) The nature of the business or purposes to be conducted or promoted. It shall be sufficient to state, either alone or with other businesses or purposes, that the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any;

(4) If the corporation is to be authorized to issue only 1 class of stock, the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that all such shares are to be without par value. If the corporation is to be authorized to issue more than 1 class of stock, the certificate of incorporation shall set forth the total number of shares of all classes of stock which the corporation shall have authority to issue and the number of shares of each class and shall specify each class the shares of which are to be without par value and each class the shares of which are to have par value and the par value of the shares of each such class. The certificate of incorporation shall also set forth a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, which are permitted by §151 of this title in respect of any class or classes of stock or any series of any class of stock of the corporation and the fixing of which by the certificate of incorporation is desired, and an express grant of such authority as it may then be desired to grant to the board of directors to fix by resolution or resolutions any thereof that may be desired but which shall not be fixed by the certificate of incorporation. The foregoing provisions of this paragraph shall not apply to corporations which are not to have authority to issue capital stock. In the case of such corporations, the fact that they are not to have authority to issue capital stock shall be stated in the certificate of incorporation. The conditions of membership of such corporations shall likewise be stated in the certificate of incorporation or the certificate may provide that the conditions of membership shall be stated in the bylaws;

(5) The name and mailing address of the incorporator or incorporators;

(6) If the powers of the incorporator or incorporators are to terminate upon the filing of the certificate of incorporation, the names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify.

(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

(1) Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders, or the members of a nonstock corporation; if such provisions are not contrary to the laws of this State. Any provision which is required or permitted by any section of this chapter to be stated in the bylaws may instead be stated in the certificate of incorporation;

(2) The following provisions, in haec verba, viz:

“Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation”;

(3) Such provisions as may be desired granting to the holders of the stock of the corporation, or the holders of any class or series of a class thereof, the preemptive right to subscribe to any or all additional issues of stock of the corporation of any or all classes or series thereof, or to any securities of the corporation convertible into such stock. No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation. All such rights in existence on July 3, 1967, shall remain in existence unaffected by this paragraph unless and until changed or terminated by appropriate action which expressly provides for the change or termination;

(4) Provisions requiring for any corporate action, the vote of a larger portion of the stock or of any class or series thereof, or of any other securities having voting power, or a larger number of the directors, than is required by this chapter;

(5) A provision limiting the duration of the corporation’s existence to a specified date; otherwise, the corporation shall have perpetual existence;

(6) A provision imposing personal liability for the debts of the corporation on its stockholders or members to a specified extent and upon specified conditions; otherwise, the stockholders or members of a corporation shall not be personally liable for the payment of the corporation’s debts except as they may be liable by reason of their own conduct or acts;

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

(c) It shall not be necessary to set forth in the certificate of incorporation any of the powers conferred on corporations by this chapter.

145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

172. Liability of directors and committee members as to dividends or stock redemption.

A member of the board of directors, or a member of any committee designated by the board of directors, shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation, as to the value and amount of the assets, liabilities and/or net profits of the corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the corporation’s stock might properly be purchased or redeemed.

174. Liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption; exoneration from liability; contribution among directors; subrogation.

(a) In case of any wilful or negligent violation of §160 or 173 of this title, the directors under whose administration the same may happen shall be jointly and severally liable, at any time within 6 years after paying such unlawful dividend or after such unlawful stock purchase or redemption, to the corporation, and to its creditors in the event of its dissolution or insolvency, to the full amount of the dividend unlawfully paid, or to the full amount unlawfully paid for the purchase or redemption of the corporation’s stock, with interest from the time such liability accrued. Any director who may have been absent when the same was done, or who may have dissented from the act or resolution by which the same was done, may be exonerated from such liability by causing his or her dissent to be entered on the books containing the minutes of the proceedings of the directors at the time the same was done, or immediately after such director has notice of the same.

(b) Any director against whom a claim is successfully asserted under this section shall be entitled to contribution from the other directors who voted for or concurred in the unlawful dividend, stock purchase or stock redemption.

(c) Any director against whom a claim is successfully asserted under this section shall be entitled, to the extent of the amount paid by such director as a result of such claim, to be subrogated to the rights of the corporation against stockholders who received the dividend on, or assets for the sale or redemption of, their stock with knowledge of facts indicating that such dividend, stock purchase or redemption was unlawful under this chapter, in proportion to the amounts received by such stockholders respectively.